Exhibit 4.6

CERTIFICATE AND CONSENT

TO:	British Columbia Securities Commission Alberta Securities Commission Ontario Securities Commission Autorité des marchés financiers (Québec)

AND TO:	Fasken Martineau DuMoulin LLP

RE:	Offer to Purchase and Circular of First Quantum Minerals Ltd.

I, Anthony R. Cameron, hereby certify that I am a qualified person as described in National Instrument 43-101. I am the author of the technical report entitled “Kansanshi Copper Project Zambia — Operations Review” dated as of February 7th, 2005 (the “Technical Report”) prepared for First Quantum Minerals Ltd.

I further certify that I have read the disclosure in the offer to purchase and circular of First Quantum Minerals Ltd. dated February 2, 2006, together with the documents incorporated by reference therein, (collectively, the “Circular”) which includes disclosure derived from the Technical Report and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report that is contained in the Circular or that the disclosure in the Circular contains any misrepresentation of the information contained in the Technical Report.

I consent to the filing of the Technical Report with the British Columbia Securities Commission, the Alberta Securities Commission, the Ontario Securities Commission and the Autorité des marchés financiers (Québec) and to the disclosure of the Technical Report, as well as any extracts from and summary of the Technical Report, in the Circular.

Dated this 2nd day of February, 2006.

/s/ Anthony R. Cameron Anthony R. Cameron

CERTIFICATE OF QUALIFIED PERSON

As the author of the report entitled “Kansanshi Copper Project Zambia — Operations Review” dated as of February 7th, 2005 (the “Technical Report”) prepared for First Quantum Minerals Ltd. (the “Issuer”), I, Anthony R. Cameron, do hereby certify that:

1.	I am currently employed as a Mining Consultant by A&J Cameron and Associates Ltd., of P.O. Box 8046 South PerthWA, 6151, Australia.

2.	My residential address is: 138 Hensman Street, South Perth, WA, Australia.

3.	I graduated with a Bachelor’s Degree in Mining Engineering from the University of Queensland, Australia, in 1988. In addition, I was awarded a Graduate Diploma in Business by Curtin University in Western Australia in 2000 and a Masters in Commercial Law by the University of Melbourne in 2004.

4.	I am a Fellow of the Australasian Institute of Mining and Metallurgy (membership number 108264) and have been a member since 1994.

5.	I have worked as a Mining Engineer for a total of 17 years since my graduation in 1988.

6.	I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

7.	I am responsible for preparing the entire Technical Report. I visited the Kansanshi mine site in November 2004 for the purposes of gathering information for that report and have visited the site twice in 2005 as part of an ongoing mine planning review process.

8.	I have had prior involvement with the property that is the subject of the Technical Report. The nature of my prior involvement has been to review mine planning activities and prepare reports for the management of the issuer.

9.	I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

10.	I am independent of the Issuer applying all of the tests in section 1.5 of National Instrument 43-101.

11.	I have read NI 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

Dated this 2nd day of February, 2006.

/s/ Anthony R. Cameron Anthony R. Cameron